                                                 Exhibit 4.9


THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR APPLICABLE STATE SECURITIES LAWS ("STATE ACTS") AND CANNOT BE SOLD, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED UNLESS IN COMPLIANCE WITH SAID ACT AND STATE ACTS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                              HUDSON HOTELS CORPORATION

                 CONVERTIBLE SUBORDINATED DEBENTURE DUE JULY 1, 2001


$7,500,000                                       Date of Issue:  July 10, 1996
CUSIP Number:  443794 AA 0

    Hudson Hotels Corporation, a corporation duly organized and existing under the laws of the State of New York (herein referred to as the "Company"), with principal offices located at One Airport Systems Way, Suite 200, Rochester, New

York 14624, for value received hereby promises to pay to Oppenheimer Bond Fund

For Growth or its registered assigns (herein referred to as the "Holder") the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000)

(herein referred to as the "Principal"), on July 1, 2001 at 12:00 noon ("Stated

Maturity"), at the Company offices or at such other place as may be designed by

Holder in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts,

and to pay interest on the Principal at the rate of send and one half percent

(7.5%) per annum, with the first interest payment due and payable on August 1,

1996, and thereafter interest shall be due and payable monthly, on the first day of each month until the Principal is paid in full or duly provided for under the terms of this Debenture.  Payment of interest may be made at the option of the

Holder by check mailed to the address of the Holder as such address may appear on the Debenture Register (as hereinafter defined) of the Company.

    The Company shall maintain or cause to be maintained a Debenture Register

(the "Debenture Register") at its Company offices in Rochester, New York,

listing the names and addresses of all holders of its debentures, now existing or hereafter arising.  By written notice to the Company, the Holder may instruct the Company to change the Holder's address on the Debenture Register.

SUBORDINATION

    The term "Senior Indebtedness" shall mean:  (1) the principal of and premium (if any) and unpaid interest on all indebtedness whether outstanding on the date of execution of this Debenture or thereafter created, incurred,

assumed, issued or guaranteed (a) which is for (i) money borrowed, or (ii) all or part of the consideration for the acquisition (whether by way of purchase,

merger, consolidation or otherwise) of any business or entity or part thereof and (b) for the payment of which the Company is liable directly or indirectly as a guarantor or surety; (2) obligations of the Company under any capitalized lease or obligations of any subsidiary of the Company under any capitalized lease that are guaranteed by the Company and (3) any and all deferrals, renewals or extensions of any such indebtedness or obligations; unless in any instrument creating or evidencing such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is subordinate to any other indebtedness of the Company or that such indebtedness or obligation is not superior in right of payment to the

Debenture.

    This Debenture, including the Principal hereof and interest hereon, is subordinate and junior in right of payment to the Senior Indebtedness of the

Company.  In the case of any bankruptcy, insolvency, receivership,

conservatorship, reorganization, or arrangement with, or assignment for the benefit of creditors, readjustment of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding-up of, or relating to, the

Company, whether voluntary or involuntary, all such obligations and rights,

including post-default interest, shall be entitled to be paid in full before any payment shall be made on account of the Principal, or interest or premium, if any, on this Debenture.

CONVERSION

    At Holder's option, at any time on or before the Stated Maturity, this

Debenture or any part hereof may be converted, subject to the terms and provisions of this Debenture, into duly authorized, validly issued, fully paid and non-assessable shares of $.001 par value common stock of the Company at the conversion price of $7.50 per share, or in case an adjustment of such price has taken place pursuant to this Debenture, then at the price as adjusted (such price or adjusted price being herein referred to as the "Conversion Price").

    The Holder may effect such conversion by completing and executing the

Notice of Conversion in the form attached hereto, and returning the same to the

Company together with this Debenture.  Within thirty (30) days after receipt of the Notice of Conversion, the Company shall deliver to the Holder a certificate for the conversion shares, a check for the interest accrued on this Debenture with respect to the amount of Principal converted through the date of conversion, and to the extent that this Debenture was not fully converted, a new debenture for the amount of Principal not so converted, with the same terms and conditions contained herein.

    In the case this Debenture is converted, this Debenture, upon surrender of this Debenture to the Company at its principal offices, shall be canceled by the

Company.

    The Conversion Price shall be subject to adjustment from time to time as follows:

    If the Company shall (A) pay a dividend or other distribution on its common stock in shares of common stock or other capital stock, (B) subdivide its outstanding shares of common stock into a greater number of shares, or (C)

combine its outstanding shares of common stock into a smaller number of shares,

then the conversion price in effect immediately prior thereto shall be adjusted proportionately so that the Holder, upon surrender of this Debenture for conversion after the record date fixing stockholders to be affected by such event, shall be entitled to receive upon conversion the number of such shares of the Company which the Holder would have been entitled to receive after the happening of such event had this Debenture been converted immediately prior to such record date.  Such adjustment shall be made whenever any such event shall occur, and also shall be effective retroactively as to a Debenture converted between such record date and the date of the occurrence of any such event.

    In the event of any (1) consolidation or merger of the Company (other than a consolidation or merger in which the Company is the surviving entity), (2)

reclassification, capital reorganization or change in the Company's common stock

(other than solely a change in par value, or from par value to no par value), or

(3) consolidation or merger of another entity into the Company and in which there is a reclassification or change of the Company's common stock, then and in each such event the Holder shall have the right thereafter to convert this Debenture into the kin and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification,

merger or other change, by holders of the number of shares of common stock into which this Debenture might have been converted immediately prior to the occurrence of any such event.

    The Conversion Price shall automatically be reset on December 31, 1998 (the

"Reset Date") to a price (the "Reset Price") equal to 125% of the Average Volume

Weighted Price of the Company's common stock for the thirty trading days (i.e.,

days on which trading is authorized on the National Association of Securities

Dealers Automated Quotations system ("NASDAQ") (or such other market as may be the principal market for the Company's common stock at the time) next preceding the Reset Date; provided, however that if the aggregate volume of trading in the

Company's common stock during those thirty days is less than 150,000 shares, the thirty days shall be increased to include the minimum number of trading days having 150,000 shares in aggregate volume.  For the purpose of this calculation,

Average Volume Weighted Price shall mean the sum of the daily closing prices multiplied by the daily volume for the trading days in question, divided by the total volume for the trading period in question.  The daily volume and daily closing price shall be taken from Blumbergs.  Under no circumstance will the

Conversion Price be reset to a price lower than $4.50 per share (the "Floor

Amount") or higher than $7.50 per share (the "Ceiling Amount").  Notwithstanding the preceding sentence, if any of the transactions specified in the preceding two paragraphs shall have occurred, the Floor Amount and Ceiling amount shall be equitably adjusted in a manner identical to the adjustments to the Conversion

Price pursuant to those paragraphs.  The Company shall within 10 days after the

Reset Date deliver to the Holder an officer's certificate or a certificate from the Company's independent public accountants setting for the computation required by this paragraph and the resulting Reset Price.

    If the Holder exercises its option for conversion, the Holder shall be entitled to interest accrued on this Debenture through the date of conversion.

Subject to the aforementioned requirement for payment, no adjustment is to be made on conversion for interest accrued hereon or for monetary dividends on common stock issued on conversion.

    No fractional shares will be issued upon any conversion, but an adjustment in cash will be made at a rate equal to the closing price for the common stock on NASDAQ (or such other market as may be the principal market for the Company's common stock at the time) at the close of business three business days prior to the conversion date, in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Debenture for conversion.

    The Company covenants that it will at all times reserve and keep available,

solely for the purpose of issuance or delivery upon conversion of this Debenture as herein provided, such number of shares of common stock of the Company as shall be issuable upon the conversion of this Debenture.  The Company covenants that all shares of common stock, so reserved, shall upon issuance, be duly and validly issued and fully paid and non-assessable.

    Until the Stated Maturity, the Company shall not have the option to force conversion of this Debenture and the Company shall not have the option to prepay this Debenture absent consent of the Holder.

REDEMPTION AT HOLDER'S OPTION

    If there shall be a merger, consolidation or reorganization of the Company into or with another corporation through one or a series of related transactions

(with payment in cash or stock or any combination thereof) in which the shareholders of the Company immediately prior to such transaction or series of transactions shall own less than 50% of the voting securities of the surviving corporation (a "Redemption Event"), the Holder shall have the right, at the

Holder's option, to require the Company to redeem the Holder's Debenture, or any portion thereof that is an integral multiple of $1000, on the date (the

"Redemption Date") that is 30 days after the Company Notice (as defined below),

for cash at a price equal to 101% of the principal amount of such Debenture to be redeemed (the "Redemption Price"), together with accrued interest to the

Redemption Date.

    Within 15 days after the occurrence of a Redemption Event, the Company is obligated to mail to all holders of record of the Debentures a notice (the

"Company Notice") of the occurrence of such Redemption Event and of the redemption right arising as a result thereof.  To exercise the redemption right a holder of such Debentures must deliver on or before the 20th business day after the date of the Company Notice written notice to the Company of the holder's exercise of such right, together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer to the Company.

REGISTRATION

    (1)  The Company shall immediately prepare and file a registration statement with the Securities and Exchange Commission, registering for sale to the public the common shares issuable upon conversion of this Debenture.  The

Company covenants to make such registration statement effective within one hundred twenty (12) days after the date of issuance thereof.

    (2)  Whenever, prior to July 1, 2001, the Company proposes to file with the

Securities and Exchange Commission a Registration Statement (other than a Form

S-4, S-8 or comparable registration statement) which purports to register for sale to the public shares of the Company, it shall, at least thirty (30) days prior to such filing, give written notice of such proposed filing to the Holder at the address that appears on the Debenture Register, and shall offer to include and shall include in such filing all or a portion of the Holder's shares of Company common stock (including any shares into which the Holder agrees in such notice to convert this Debenture immediately before the closing of that offering)  upon receipt by the Company, no less than ten (10) days prior tot he proposed filing date, of a request therefor setting forth the facts with respect to such proposed disposition, subject to the right of the managing underwriter,

in any such offering that is underwritten, to limit the number of securities that may be included in such offering on a pro rata basis with any other person on whose behalf securities are being registered.

    (3)  The company will maintain such Registration Statement filed under subparagraph (1) or (2) hereof current under the Securities Act of 1933 until the earlier of (a) the sale of all the securities subject to such Registration

Statement of (b) the Stated Maturity.

    (4)  All fees, disbursements and out-of-pocket expenses and costs incurred by the Company in connection with the preparation and filing of any Registration

Statement under this section and in complying with applicable securities and

Blue Sky laws (including, without limitation, all attorneys' fees) shall be borne by the Company.  each selling shareholder (including the Holder) shall bear the cost of underwriting discounts and commissions, if any, applicable to the shares being registered by that shareholder and the fees and expenses of the shareholder's counsel.  The Company shall use its best efforts to qualify any of the securities for sale in such states
as the selling shareholders reasonably designate.  However, the Company shall not be required to qualify in any state which will require an escrow or other similar restriction relating tot he Company and/or the selling shareholders.

The Company at its expense will supply the selling shareholders with copies of such Registration Statement and the prospectus or offering circular included therein and other related documents in such quantities as may be reasonably requested by them and the Company shall enter into an indemnification agreement with the selling shareholders, indemnifying them against any and all losses arising out of the information in the Registration Statement (excluding, as to each selling shareholder, information supplied in writing by that selling shareholder, as to which the selling shareholder shall indemnify the Company).

ASSIGNABILITY

    Subject to compliance with applicable securities laws, this Debenture is freely assignable in whole or in part by the Holder without the consent of the

Company.  The Holder shall give the Company written 10 days' notice before the

Holder assigns this Debenture.  Upon any such assignment, the assignee shall have the right to register itself and its address as the "Holder" on the

Company's Debenture Register.  Subject to compliance with applicable securities laws, the indebtedness represented by this Debenture may, at the request of the

Holder, be subdivided and represented by two or more debentures that are substantially identical to this Debenture, provided that (1) those two or more debentures shall in the aggregate represent the same Principal as is represented by this Debenture, (2) no such other Debenture shall have a lesser principal than $50,000, and (3) if the registered holder thereof will be other than the

Holder of this Debenture, any such other debenture shall exclude the section entitled "Representations and Warranties" contained in this Debenture.  The

Company shall not be required to register any such transfer unless it shall have received an opinion of counsel that applicable securities laws have been complied with.

REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to the Holder that:

    (1)  the Company and each Subsidiary (which Subsidiaries are listed on

Exhibit B attached hereto) are corporations duly organized, validly existing and in good standing under the laws of the State of New York and each has the corporate power and authority to carry on the businesses it has been carrying on and proposes to carry on;

    (2)  the issuance, execution, and delivery of this Debenture for and on behalf of the Company has been duly authorized by all necessary corporate proceedings; this Debenture has been duly executed and delivered for and on behalf of the Company and constitutes the valid and binding agreement of the

Company, enforceable in accordance with its terms; and

    (3)  the Company's annual report on form 10-KSB, filed with the Securities and Exchange Commission ("SEC") for the fiscal year ended December 31, 1995, the

Company's quarterly report on Form 10-QSB filed with the SEC for the quarter ended March 31, 1996, and the Company's proxy statement dated March 29, 1996,

copies of which have been delivered to the Holder, did not contain, as of their respective dates, any untrue statement of a material fact and did not omit to state a material fact required by SEC rules and regulations to be stated therein or necessary to make the statements therein, in light of the circumstances of the Holder's reliance thereon in purchasing this Debenture, not misleading.

NOTICE TO HOLDER

    If at any time the Company shall propose:  91) to fix a record date for the making of any monetary or other distribution, including the distribution or issuance of stock or securities, to the holders of its common stock, or to effect the subdivision or combination of the outstanding shares of its common stock; or (2) to effect any reclassification or change of outstanding shares of its common stock, any consolidation or merger, or any conveyance, transfer or other disposition of all or substantially all of the Company's or any subsidiary's assets; or (3) to effect any liquidation, dissolution or winding up of the Company; or (4) to seek additional capital from a sale of the Company's securities; then, and in any one or more of such cases, the Company shall cause notice thereof to be mailed to the Holder at such address as appears on the

Debenture Register at least twenty (20) business days prior to the date on which

(a) the books of the Company shall close, or a record be taken, for such distribution, subdivision, or combinations, or (b) such distribution,

subdivision or combination (if the books are not closed and no record is taken therefor) or such reclassification, change, consolidation, merger, conveyance,

transfer, liquidation, dissolution or winding-up shall be effective, as the case may be.

COVENANTS OF THE COMPANY

    For purposes of these covenants, "Company" shall include the Company and all subsidiaries.  The Company covenants that it will:

    (1)  FINANCIAL STATEMENTS.  Furnish to the Holder, as soon as available,

but in any event not later than 90 days after the close of each fiscal year of the Company, a copy of the annual financial statements for such year for the

Company, prepared on no less than an audited basis including a balance sheet,

and related statements of income (loss) and retained earnings and cash flows,

all in reasonable detail, prepared in accordance with generally accepted accounting principles on a basis consistently maintained throughout the period involved and with prior periods, such financial statements being prepared by a certified public accountant of recognized standing selected by the Company and acceptable to the Holder.

    (2)  PAYMENT OF TAXES.  Pay and discharge, at or before maturity or the termination of any duly granted extension thereof, all of the Company's payroll tax and all of its other tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with generally accepted accounting principles, appropriate reserves, if required by law, rule or regulation, for the accrual of any of the same which are being contested.

    (3)  MAINTENANCE OF PROPERTIES; INSURANCE.  Keep all properties used or useful in the business of the Company in good working order and condition;

maintain or have maintained with financially sound and reputable insurance companies, insurance on all properties in such amounts as the Company deems proper in accordance with sound business practices against such risks as are usually insured against in the same general area, and by companies engaged in the same or similar business, such amount not to be less than the full insurable value thereof, and will furnish to the Holder full information as to the insurance carried and certificates thereof on the date hereof and on the renewal date(s) of any and all such policies of insurance.

    (4)  CONDUCT OF BUSINESS AND MAINTENANCE EXISTENCE.  Continue to engage in business of the same general type as now conducted by the Company and preserve,

renew and keep in full force and effect its corporate existence and take all reasonable action to maintain its rights, patents, trademarks, privileges and franchises necessary or desirable in the normal conduct of business, provided that the Company retains the right to merge any subsidiary of the Company into the Company or into another subsidiary of the Company.

    (5)  LIENS.  Discharge any lien, charge or encumbrance affixed to the

Company's property and assets within 120 days following the affixation thereof;

provided that the Company may bond any such lien and thereafter dispute the application of such lien.

    (6)  SEC FILINGS.  Within 15 days after it files them with the SEC, send to the Holder copies of (a) the annual, quarterly, and other reports that the

Company is required to file with the SEC pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934 and (b) copies of all materials sent to the holders of the Company's common stock; and the Company also will timely comply with its reporting and filing obligation sunder the applicable federal securities laws.

    (7)  COMPLIANCE CERTIFICATES.  Send to the Holder, within 120 days after the end of each fiscal year of the Company, a certificate, signed by two officers of the Company, including its chief financial officer, stating whether or not the signers know of any Event of Default by the Company in performing any of its obligations under this Debenture; and, if they do know of any such Event of Default, the certificate shall describe it and its status.

    (8)  NOTICES OF DEFAULTS.  Send written notice to the Holder if an Event of

Default, as defined in this Debenture, occurs, or if a default occurs and is continuing on any Senior Indebtedness or under any other Company debt; and the

Company will send to the Holder a copy of any notices claiming any such default received by the Company.

    (9)  NEGATIVE PLEDGE.  The Company will not place or allow the placing or incurrence of any mortgage, lien, pledge, security interest or other encumbrance on any assets of the Company except to secure, on original issuance, Senior

Indebtedness and except for judgment and similar liens for which the Company posts a full bond insuring payment by a surety company within 30 days.

    (1)  MUTILATED, LOST, DESTROYED, OR WRONGFULLY TAKEN DEBENTURE.  If the

Holder claims that this Debenture has been mutilated, lost, destroyed or wrongfully taken, issue and deliver to the Holder a replacement Debenture provided that the requirements of Section 8-405 of the New York Uniform

Commercial Code have been met and, if this Debenture has been mutilated, that it is surrendered to the Company.

EVENTS OF DEFAULT AND CERTAIN RIGHTS ON DEFAULT

    The following events shall constitute Events of Default under this

Debenture:

    (1)  The failure by the Company to make any payment of interest or

Principal when due under the terms of this Debenture;

    (2)  Any failure by the Company to perform any obligation, covenant or agreement hereunder that is not cured within ten 91) days after Holder gives the

Company written notice thereof;

    (3)  Financial difficulties of Company or any significant subsidiary as evidenced by:  the filing of a voluntary or involuntary petition in bankruptcy,

or under any chapters of the Bankruptcy Code, or under any federal or state statute providing for relief of debtors; the making of an assignment for the benefit of creditors; or the appointment of a receiver or trustee for all or a major part of its property;

    (4)  If any representation or warranty made by the Company herein is found to have been false when made;

    (5)  If any holder or holders of Senior Indebtedness or of any other

Company debt or of any subsidiary's debt accelerates the maturity thereof pursuant to provisions concerning default thereunder, and the aggregate amount of all such accelerated debt exceeds $50,000.

    Upon the occurrence of any Event of Default, all amounts due and owing under this Debenture, including all interest accrued on the Principal hereunder,

shall, at Holder's option, become immediately due and payable without presentment, demand, protest or other notice of any kind.  In the event of such acceleration, the Holder shall be entitled to reimbursement from the Company for reasonable attorney's fees involved in the representation of the Holder's interests and for all other costs of collection

MODIFICATION

    The Debenture shall not be modified or amended without the prior written consent of the Holder.

CONSTRUCTION

    The Company and Holder agree that this Debenture shall be interpreted and construed according to the laws of the State of New York.

    IN WITNESS WHEREOF, the Company has caused this Debenture to be executed in its corporate name by its President, is corporate seal to be impressed hereon,

and attested by its Secretary, as of the Date of issue first above written,

                                            HUDSON HOTELS CORPORATION


Attest:                                     By:

 /s/ Alan S. Lockwood                             /s/ E. Anthony Wilson
---------------------------                      -----------------------------
Alan S. Lockwood, Secretary                      E. Anthony Wilson, President



Attached:
Exhibit A.  Notice of Conversion
Exhibit B.   Subsidiaries

                                      EXHIBIT A

                                 NOTICE OF CONVERSION


TO: HUDSON HOTELS CORPORATION

    The undersigned, being the Holder of the Debenture referred to herein and enclosed herewith, hereby elects to convert some portion or all of the Principal of such Debenture to common shares of Hudson Hotels Corporation, in accordance with the provisions of the Convertible Subordinated Debenture due July 1, 2001 and as set forth below. Please deliver the certificate for common shares, the payment of accrued Interest (if any), and the new Debenture for the amount of Principal not converted, to the undersigned at the address set forth below.


Date (Conversion Date)  _____________________________________________________

Name of Holder          _____________________________________________________

Address                 _____________________________________________________

City, State, Zip        _____________________________________________________

Taxpayer I.D. No.       _____________________________________________________

Face Amount of Debenture     ________________________________________________

Amount Converted        _____________________________________________________

Remaining Principal     _____________________________________________________


Signature of Holder     _____________________________________________________


Signature Guarantee     _____________________________________________________

                                      EXHIBIT B

                                     SUBSIDIARIES


                               Delray Beach Hotel Corp.

                            950 Jefferson Road Hotel Corp.

                                Watertown Hotel Corp.

                               Brookwood Funding Corp.

                                  Victor Hotel Corp.

                                Ridge Road Hotel Corp.

                                Muar Lakes Hotel Corp.

                                Jamestown Hotel Corp.

                                 Airport Hotel Corp.

                               Canandaigua Hotel Corp.